EXHIBIT 21

                           Subsidiaries of the Company

1.    Arrow International Export Corporation, a U.S. Virgin Islands corporation.

2.    Arrow International Investment Corp., a Delaware corporation.

3. Arrow Medical Products, Ltd., a Pennsylvania corporation, qualified to do business in Canada.

4.    Kontron Instruments, Inc., a California corporation.

5. Arrow-Japan K.K. (Arrow-Japan, Ltd., English translation), a company organized under the laws of Japan.

6. Arrow Deutschland, Gmbh., a limited liability corporation organized under the laws of Germany.

7.    Arrow France S.A., a corporation organized under the laws of France.

8. Arrow Africa (Pty) Ltd., a corporation organized under the laws of South Africa.

9. AMH (Arrow Medical Holdings) B.V., a corporation organized under the laws of the Netherlands.

10. Arrow Holland Medical Products B.V., a corporation organized under the laws of the Netherlands.

11.   Arrow Iberia, S.A., a corporation organized under the laws of Spain.

12.   Arrow Hellas A.E.E., a corporation organized under the laws of Greece.

13. Arrow Internacional de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.

14. Arrow Internacional de Chihuahua, S.A. de C.V., a corporation organized under the laws of Mexico.

15. Arrow International CR, a.s., a corporation organized under the laws of the Czech Republic.

16.   Therex Limited Partnership, a Delaware limited partnership.

17.   Arrow Infusion, Inc., a Massachusetts corporation.

18.   Arrow-Therex Corporation, a Delaware corporation.

19.   Arrow Interventional, Inc., a Delaware corporation.

20.   Arrow Slovensko s.r.o., a corporation organized under the laws of Slovakia

21.   Medical Parameters, Inc., a Massachusetts corporation


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